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                                                                    EXHIBIT 11.1

                             SUMMIT DESIGN, INC.

                         STATEMENT OF COMPUTATION OF
                            NET INCOME PER SHARE
                    (In thousands, except per share data)


                                                   Three Months Ended March 31,
                                                   ----------------------------
                                                     1997                1996
                                                   --------            --------
Weighted average number of
   common shares outstanding                         13,902               2,150

Common stock equivalents arising
   from stock options (1)                               927               1,025

Convertible preferred shares (2)                        -                 9,103
                                                   --------            --------
                                                     14,829              12,278

Net income (loss)                                  $  1,213            $   (206)
                                                   --------            --------
                                                   --------            --------

Net income (loss) per share                        $   0.08            $  (0.02)
                                                   --------            --------
                                                   --------            --------


(1) Assumes exercise of all outstanding options and options issued within one year of the date of the initial public offering which options are considered exercised in all periods presented prior to the initial public offering.
(2) Assumes conversion of all preferred shares outstanding as of the date of the filing of the initial public offering which shares are considered outstanding for all periods presented.